UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. )
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AIRVANA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AIRVANA, INC.
19 Alpha Road
Chelmsford, Massachusetts 01824

April 17, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 annual meeting of stockholders of Airvana, Inc. to be held on Thursday, May 22, 2008 at 8:00 a.m., local time, at the Radisson Hotel and Suites Chelmsford, 10 Independence Drive, Chelmsford, Massachusetts.

At the annual meeting, you will be asked to elect a director to our board of directors and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Our board of directors recommends approval of each of these proposals.

We encourage you to attend the annual meeting. Whether or not you plan to attend, it is important that your shares are represented. Therefore, if you do not plan to attend the annual meeting, we urge you to promptly vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card in accordance with its instructions.

On behalf of our management and directors, I would like to thank you for your continuing support and confidence.

Sincerely,

Randall S. Battat
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

We urge you to promptly vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card.

AIRVANA, INC.
19 Alpha Road
Chelmsford, Massachusetts 01824

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 22, 2008

The annual meeting of stockholders of Airvana, Inc. will be held on Thursday, May 22, 2008 at 8:00 a.m., local time, at the Radisson Hotel and Suites Chelmsford, 10 Independence Drive, Chelmsford, Massachusetts to consider and act upon the following matters:

1. To elect a director to our board of directors, to serve for a term ending in 2011, or until his successor has been duly elected and qualified;

2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008; and

3. To transact such other business as may properly come before the annual meeting and any adjournment or adjournments thereof.

Stockholders of record on our books at the close of business on March 31, 2008 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own.

Whether or not you plan to attend the meeting in person, please vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card in the envelope provided as soon as possible. If you attend the meeting and prefer to vote at that time, you may do so even if you already have voted by proxy.

By Order of the Board of Directors,

Peter C. Anastos
Vice President, General Counsel and Secretary

Chelmsford, Massachusetts
April 17, 2008

AIRVANA, INC.
19 Alpha Road
Chelmsford, Massachusetts 01824

PROXY STATEMENT
For the 2008 Annual Meeting of Stockholders
to be held on May 22, 2008

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Airvana, Inc. for use at the 2008 annual meeting of stockholders to be held on Thursday, May 22, 2008 at 8:00 a.m., local time, at the Radisson Hotel and Suites Chelmsford, 10 Independence Drive, Chelmsford, Massachusetts, and any adjournment thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

Our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 is being mailed to stockholders with the mailing of these proxy materials on or about April 17, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on May 22, 2008:

This proxy statement and our 2007 Annual Report on Form 10-K are available for viewing, printing and downloading at http://investors.airvana.com/proxy.cfm

A copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Investor Relations
Airvana, Inc.
19 Alpha Road
Chelmsford, Massachusetts 01824
Telephone: (978) 250-3000

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?	A.	We are providing these proxy materials to you in connection with the solicitation by our board of directors of proxies to be voted at our 2008 annual meeting of stockholders to be held at the Radisson Hotel and Suites Chelmsford, 10 Independence Drive, Chelmsford, Massachusetts on Thursday, May 22, 2008 at 8:00 a.m., local time. As a stockholder of Airvana, you are invited to attend our annual meeting and are entitled and requested to vote on the proposals described in this proxy statement.
Q.	Who can vote at the annual meeting?	A.	To be able to vote, you must have been a stockholder of record at the close of business on March 31, 2008, the record date for our annual meeting. The holders of the 64,304,618 shares of our common stock outstanding as of the record date are entitled to vote at the annual meeting.
If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting and at any postponements or adjournments thereof.
Q.	What are the voting rights of the holders of common stock?	A.	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.
Q.	How do I vote?	A.	If your shares are registered directly in your name, you may vote:

(1) Over the Internet:  Go to the secured website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/airv. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on May 21, 2008, the day before the annual meeting, for your proxy to be valid and your vote to count.

(2) By Telephone:  Call 1-800-652-VOTE (8683), toll free from the U.S., Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on May 21, 2008, the day before the annual meeting, for your proxy to be valid and your vote to count.

(3) By Mail:  Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare. Computershare must receive the proxy card not later than May 21, 2008, the day before the annual meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board.

(4) In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.
If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:
(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.
(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3) In Person at the Meeting:  Contact your broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the annual meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” in person at the annual meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q.	Can I change my vote?	A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the annual meeting. To do so, you must do one of the following:
(1) Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.
(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.
(3) Attend the annual meeting, request that your proxy be revoked and vote in person as instructed above. Attending the annual meeting will not revoke your proxy unless you specifically request it.
If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the annual meeting if you obtain a broker’s proxy as described in the answer above.
Q.	Will my shares be voted if I do not return my proxy?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by paper proxy or by ballot at the annual meeting.
If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.

Proposal 1, the election of a director, and Proposal 2, ratification of the selection of our independent registered public accounting firm, are both considered routine matters. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.
Q.	How many shares must be present to hold the annual meeting?	A.	A majority of our outstanding shares of common stock must be present to hold the annual meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy, or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.
Q.	What vote is required to approve each matter and how are votes counted?	A.	Proposal 1 — Election of Class I Director The first proposal is to elect a director to serve for a term ending in 2011, or until his successor has been duly elected and qualified.
The nominee for director to receive the highest number of votes FOR election will be elected as director. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 1. You may
• vote FOR the nominee; or
• WITHHOLD your vote for the nominee.
Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.
Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
The second proposal is to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008.
To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.
Although stockholder approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our audit committee will reconsider its selection of Ernst & Young LLP.

Q.	Are there other matters to be voted on at the annual meeting?	A.	We do not know of any matters that may come before the annual meeting other than the election of a Class I director and the ratification of the selection of our independent registered public accounting firm. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.
Q.	Where can I find the voting results?	A.	We expect to report the voting results in our Quarterly Report on Form 10-Q for the second quarter ending June 29, 2008, which we anticipate filing with the Securities and Exchange Commission in August 2008.
Q.	Who will bear the costs of soliciting these proxies?	A.	We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824, Attention: Investor Relations, telephone: (978) 250-3000. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

BENEFICIAL OWNERSHIP OF VOTING STOCK

The following table sets forth certain information as of February 29, 2008, with respect to the beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock,

•	each of our directors,

•	our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who served during the year ended December 30, 2007, whom, collectively, we refer to as our named executive officers, and

•	all of our directors and executive officers as a group.

			Common Stock			Percentage of
	Number of		Underlying Options		Total	Common Stock
Name and Address	Shares		Exercisable		Beneficial	Beneficially
of Beneficial Owner(1)	Owned(2)	+	Within 60 Days	=	Ownership(3)	Owned(4)

5% Holders
Entities affiliated with Matrix Partners(5)	17,661,984		—		17,661,984	27.5
Bay Colony Corporate Center
1000 Winter Street, Suite 4500
Waltham, MA 02451
Gururaj Deshpande, Ph.D.(6)	8,598,069		—		8,598,069	13.4
Qualcomm Incorporated(7)	5,843,541		—		5,843,541	9.1
5775 Morehouse Drive
San Diego, CA 92121
Entities Affiliated with Matrix Capital Management Company LLC(8)	3,496,647		—		3,496,647	5.5
Bay Colony Corporate Center
1000 Winter Street, Suite 4610
Waltham, MA 02451
Named Executive Officers and Other Directors
Hassan Ahmed, Ph.D.	125,656		—		125,656	*
Robert P. Badavas	—		18,494		18,494	*
Randall S. Battat	2,189,209		397,612		2,586,821	4.0
Vedat M. Eyuboglu, Ph.D.(9)	2,461,550		198,806		2,660,356	4.1
Paul J. Ferri(10)	17,661,984		—		17,661,984	27.5
Steven R. Haley(11)	307,707		—		307,707	*
Anthony S. Thornley	20,000		—		20,000	*
Sanjeev Verma(12)	2,435,669		143,325		2,578,994	4.0
Jeffrey D. Glidden(13)	224,270		291,273		515,543	*
Luis J. Pajares	23,443		909,654		933,097	1.4
David J. Nowicki	—		57,792		57,792	*
All current directors and executive officers as a group (15 persons)(14)	34,371,046		2,514,443		36,885,479	55.3

*	Less than 1%.

(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824.

(2)	Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

(3)	In accordance with Securities and Exchange Commission rules, each person listed is deemed to beneficially own any shares issuable upon the exercise of stock options held by him or her that were exercisable on February 29, 2008 or within 60 days after February 29, 2008.

(4)	Percentage ownership calculations are based on 64,156,300 shares of common stock outstanding as of February 29, 2008. Any shares that may be acquired upon the exercise of stock options on or prior to April 29, 2008 are deemed to be outstanding for the purpose of calculating the percentage of the outstanding common stock beneficially owned by a given person or entity. These shares, however, are not considered outstanding when computing the percentage ownership of any other person or entity.

(5)	Consists of shares reported as beneficially owned by entities affiliated with Matrix Partners as follows: (i) Matrix VII, L.P. (“Matrix VII”) is the record holder of 5,808,484 shares of common stock (the “Matrix VII Shares”); (ii) Matrix VI, L.P. (“Matrix VI”) is the record holder of 8,200,968 shares of common stock (the “Matrix VI Shares”); (iii) Matrix VI Parallel Partnership-A, L.P. (“Parallel A”) is the record holder of 2,735,953 shares of common stock (the “Parallel A Shares”); and (iv) Matrix VI Parallel Partnership-B, L.P. (“Parallel B”) is the record holder of 916,579 shares of common stock (the “Parallel B Shares”). Matrix VII Management Co., L.L.C. (“Matrix VII MC”) is the general partner of Matrix VII. Matrix VI Management Co., L.L.C. (“Matrix VI MC”) is the general partner of Matrix VI, Parallel A and Parallel B. Mr. Ferri, as a managing member of Matrix VII MC and Matrix VI MC, has sole voting and dispositive power of the Matrix VII Shares, Matrix VI Shares, Parallel A Shares and Parallel B Shares. We obtained information regarding beneficial ownership of these shares from the Schedule 13G filed by Matrix VII MC, Matrix VI, Parallel A, Parallel B, Matrix VI MC and Mr. Ferri with the Securities and Exchange Commission on February 14, 2008 and from stockholder questionnaire responses, dated February 14, 2008, provided to us by Matrix Partners.

(6)	Includes 4,118,467 shares held by Unicorn Trust, 1,047,042 shares held by Unicorn Trust III and 545,574 shares held by Unicorn Trust V, over which Dr. Deshpande, as trustee, has sole voting and dispositive power. Dr. Deshpande disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. Also includes 2,588,145 shares held by the Deshpande Irrevocable Trust, over which Dr. Deshpande’s spouse, as trustee, has sole voting and dispositive power, and 205,306 shares held by GJD Capital LLC, as to which Dr. Deshpande holds a 50% interest. Dr. Deshpande disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. We obtained information regarding beneficial ownership of these shares from director questionnaire responses, dated February 15, 2008, provided to us by Dr. Deshpande.

(7)	Consists of shares reported as beneficially owned by Qualcomm Incorporated. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G filed by Qualcomm Incorporated with the Securities and Exchange Commission on February 14, 2008.

(8)	Consists of shares reported as beneficially owned by Matrix Capital Management Company LLC (“Matrix Capital Management”), which, in its capacity as an investment advisor, has sole voting and dispositive power with respect to 3,496,647 shares of common stock. David E. Goel is the Managing Member of Matrix Capital Management. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G filed by Matrix Capital Management with the Securities and Exchange Commission on February 14, 2008.

(9)	Includes 222,427 shares held by Dr. Eyuboglu as trustee of the Beaver Brook GV Trust, a qualified annuity trust, 743,154 shares held by Dr. Eyuboglu’s spouse, Assia Eyuboglu, 222,427 shares held by Ms. Eyuboglu as trustee of the Beaver Brook GA Trust, a qualified annuity trust, and 225,056 shares held by Ms. Eyuboglu as trustee of the Beaver Brook Irrevocable Trust. Dr. Eyuboglu has sole voting and dispositive power with respect to the shares held in the Beaver Brook GV Trust. Ms. Eyuboglu has sole voting and dispositive power with respect to the shares held in the Beaver Brook GA Trust and the Beaver Brook Irrevocable Trust.

(10)	Consists of 8,200,968 shares held by Matrix VI, 5,808,484 shares held by Matrix VII, 2,735,953 shares held by Parallel A, and 916,579 shares held by Parallel B. As described in footnote 5, Mr. Ferri has sole voting and dispositive power with respect to the shares held by these entities. Mr. Ferri disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. We obtained information regarding beneficial ownership of these shares from the Schedule 13G filed by Matrix VII MC, Matrix VI, Parallel A, Parallel B, Matrix VI MC.

(11)	Consists of 307,707 shares held by Snows Hill LLC, of which Mr. Haley is President. Mr. Haley disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

(12)	Includes 375,093 shares held by Mr. Verma as trustee of the C.H. Trust, a qualified annuity trust, 115,903 shares held by Mr. Verma’s spouse, Girija Verma, and 337,584 shares held by Ms. Verma as trustee of the Cape Himalaya Trust. Mr. Verma has sole voting and dispositive power with respect to the shares held in the C.H. Trust. Ms. Verma has sole voting and dispositive power with respect to the shares held in the Cape Himalaya Trust.

(13)	Includes 224,270 shares held in the Jeffrey D. Glidden Nominee Trust, over which Mr. Glidden has sole voting and dispositive power.

(14)	See footnotes 6 and 9-13 above. Includes an additional 323,489 shares and 497,477 shares underlying options exerisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and the holders of more than 10% of our common stock to file with the Securities and Exchange Commission, or SEC, initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of our records and written representations by the persons required to file these reports, we believe that during the fiscal year ended December 30, 2007, our directors, executive officers and beneficial owners of more than 10% of our common stock timely complied with all filing requirements of Section 16(a). In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representatives that no other reports were required.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominee

Our certificate of incorporation provides for a classified board of directors, in which our board is divided into three classes. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of stockholders.

Our board currently comprises nine members: Class I consists of Vedat M. Eyuboglu, Ph.D., Steven R. Haley and Sanjeev Verma, with terms ending in 2008; Class II consists of Hassan Ahmed, Ph.D., Gururaj Deshpande, Ph.D. and Anthony S. Thornley, with terms ending in 2009; and Class III consists of Randall S. Battat, Robert P. Badavas and Paul J. Ferri, with terms ending in 2010. At each annual meeting of stockholders, directors are elected for a term of three years to continue or succeed those directors whose terms are expiring. Our board has nominated Mr. Verma for re-election as a Class I director. Dr. Eyuboglu and Mr. Haley have decided to retire from our board and not stand for re-election.

Following our 2008 annual meeting, we will have two vacancies on our board as a result of Dr. Eyuboglu’s and Mr. Haley’s decisions to retire from our board and not stand for re-election as Class I directors. We intend to fill these vacancies by a vote of a majority of our remaining directors, which is expected to occur after our 2008 annual meeting, pursuant to our by-laws. The Class I director elected this year will serve as a member of our board until our 2011 annual meeting of stockholders, or until his successor is elected and qualified.

The persons named in the enclosed proxy will vote to elect Mr. Verma as a Class I director unless the proxy is marked otherwise. Mr. Verma has indicated his willingness to serve on our board, if elected; however, if he should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board. Our board has no reason to believe that Mr. Verma would be unable to serve if elected.

The following table sets forth information regarding the principal occupation, other affiliations, committee memberships and age of our directors and the nominee for election as director, based on information furnished to us by those persons. The following information is as of March 31, 2008.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	During the Past Five Years and Other Directorships

Class I director, nominee to be elected at the 2008 annual meeting (term expiring in 2011)

Sanjeev Verma	44	2000	Mr. Verma has served as our Vice President, Femto Business and Corporate Development (formerly, Vice President of Marketing and Business Development) and a member of our board of directors since March 2000. Prior to co-founding Airvana, Mr. Verma held several management and product development positions at Motorola, Inc., including most recently Director of Marketing and Business Development for Home Networking Products.
Class I directors (terms expiring at the 2008 annual meeting)

Vedat M. Eyuboglu, Ph.D.	52	2000	Dr. Eyuboglu has served as our Vice President, Chief Technical Officer and a member of our board of directors since March 2000. Prior to co-founding Airvana, Dr. Eyuboglu held several senior management and technology positions at Motorola, Inc., including most recently Vice President and General Manager of Home Networking Product Operation and Vice President of Technical Staff in Research and Advanced Development in the Internet and Networking Group.

Steven R. Haley(2)	53	2001	Mr. Haley has served as a member of our board of directors since December 2001. Mr. Haley is President of Snows Hill LLC, an asset management firm he founded in July 2001. Since January 2006, Mr. Haley has also served as President and Chief Operations Officer of Xsigo Systems, which specializes in high technology switching equipment.
Class II directors (terms expiring in 2009)

Hassan Ahmed, Ph.D.(1)(2)	50	2004	Dr. Ahmed has served as a member of our board of directors since January 2004. Dr. Ahmed has been Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc., a provider of voice-over-IP infrastructure solutions, since November 1998, and Chairman of Sonus Networks’ board of directors since April 2004. He was also President of Sonus Networks from November 1998 to April 2004.

Gururaj Deshpande, Ph.D.(1)(3)	57	2000	Dr. Deshpande has been a member of our board of directors since May 2000. Dr. Deshpande has served as Chairman of the board of directors of Sycamore Networks, Inc., a telecommunications equipment manufacturer, since 1998.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	During the Past Five Years and Other Directorships

Anthony S. Thornley(3)(4)	61	2007	Mr. Thornley has served as a member of our board of directors since June 2007. Mr. Thornley has been Chief Financial Officer of KMF Audio, Inc., a microphone company, since January 2007. From February 2002 to July 2005, Mr. Thornley served as President and Chief Operating Officer of Qualcomm Incorporated, a wireless communication technology company. Mr. Thornley serves on the board of directors of Callaway Golf Company, Cavium Networks, KMF Audio, Inc., Transdel Pharmaceuticals, Inc. and Proximetry, Inc.
Class III directors (terms expiring in 2010)

Randall S. Battat	48	2000	Mr. Battat has served as our President and Chief Executive Officer and a member of our board of directors since June 2000. Prior to joining Airvana, Mr. Battat was employed by Motorola, Inc., most recently as Senior Vice President and General Manager, Internet and Networking Group. Prior to joining Motorola, Mr. Battat held senior management positions at Apple Inc.

Robert P. Badavas(3)	55	2007	Mr. Badavas has served as a member of our board of directors since March 2007. Mr. Badavas has been President and Chief Executive Officer of TAC Worldwide, a contingent workforce company, since December 2005, and was Executive Vice President and Chief Financial Officer of TAC Worldwide from November 2003 to December 2005. Prior to joining TAC Worldwide, Mr. Badavas was Senior Principal and Chief Operating Officer of Atlas Venture, a venture capital firm, from September 2001 to September 2003. Mr. Badavas also serves on the board of directors of Hercules Technology Growth Capital, Inc. and Constant Contact, Inc.

Paul J. Ferri(1)	69	2000	Mr. Ferri has served as a member of our board of directors since May 2000. Mr. Ferri is a founding partner of Matrix Partners, a venture capital firm, where he has been a General Partner since February 1982. Mr. Ferri also serves on the board of directors of Sycamore Networks, Inc. and Netezza Corporation.

(1)	Member of our compensation committee.

(2)	Member of our nominating and corporate governance committee.

(3)	Member of our audit committee.

(4)	Lead director.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on the corporate governance section of our website at www.airvana.com. Alternatively, you can request a copy of any of these documents by writing to Investor Relations, Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of Airvana;

•	a majority of the members of our board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program; and

•	annually, our board and its committees shall conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable Nasdaq Stock Market Marketplace rules, a director only will qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board has determined that none of Hassan Ahmed, Robert P. Badavas, Gururaj Deshpande, Paul J. Ferri, Steven Haley or Anthony S. Thornley has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Nasdaq Rule 4200(a)(15). In making such determination, our board considered relationships that each non-employee director has with our company, their beneficial ownership of our outstanding common stock and all other facts and circumstances our board deemed relevant in determining their independence.

Board Meetings and Attendance

Our board met 12 times during fiscal year 2007, either in person or by teleconference. During fiscal year 2007, each director attended at least two-thirds of the meetings of our board and the committees on which he then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend our annual meeting of stockholders.

Board Committees

Our board has established three standing committees — audit, compensation and nominating and corporate governance — each of which operates under a written charter that has been approved by our board. We have posted copies of each committee’s charter on the corporate governance section of our website, www.airvana.com. The members of each committee are appointed by our board, upon recommendation of our nominating and corporate governance committee.

Our board has determined that all of the members of each of our board’s three standing committees are independent as defined under the Nasdaq Stock Market Marketplace rules, including, in the case of all members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

Our audit committee assists our board in its oversight of the integrity of our financial statements and our independent registered accounting firm’s qualifications, independence and performance. Our audit committee’s responsibilities include:

•	appointing, evaluating, retaining, approving the compensation of, assessing the independence of, and when necessary, terminating the engagement of our independent registered public accounting firm;

•	taking appropriate action, or recommending that our board take appropriate action, to oversee the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules, which is included on pages 15 and 16 of this proxy statement.

In addition, our audit committee must approve or ratify any related party transaction entered into by us. Our policies and procedures for the review, approval and ratification of related person transactions are summarized below under the heading “Policies and Procedures for Related Persons Transactions.”

The members of our audit committee are Messrs. Badavas (Chair) and Thornley and Dr. Deshpande. We believe that each member of our audit committee satisfies the requirements for membership, including independence, established by the Nasdaq Stock Market and the SEC. Our board has determined that Mr. Badavas is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K. Our audit committee met nine times during fiscal year 2007.

Compensation Committee

Our compensation committee assists our board with respect to the compensation of our executive officers. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer and other executive officers;

•	overseeing the evaluation of our executive officers;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing with management our “Compensation, Discussion and Analysis,” which is included in this proxy statement, beginning on page 17; and

•	preparing the compensation committee report required by SEC rules, which is included on page 27 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Compensation Discussion and Analysis.”

The members of our compensation committee are Drs. Deshpande (Chair) and Ahmed and Mr. Ferri. We believe that each member of our compensation committee satisfies the requirements for membership, including independence, established by the Nasdaq Stock Market. Our compensation committee met once during fiscal year 2007.

Nominating and Corporate Governance Committee

The responsibilities of our nominating and corporate governance committee include:

•	annually reviewing with our board the requisite skills and criteria for selecting directors, as set forth in our corporate governance guidelines, and the composition of our board as a whole;

•	identifying individuals qualified to become members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	developing, reviewing and recommending to our board corporate governance guidelines; and

•	overseeing an annual evaluation of our board.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of our nominating and corporate governance committee are Dr. Ahmed (Chair) and Mr. Haley. We believe that each member of our nominating and corporate governance committee satisfies the requirements for membership, including independence, established by the Nasdaq Stock Market. Our nominating and corporate governance committee was constituted in May 2007 in connection with our initial public offering and first met in March 2008.

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to become board members, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and our board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, our nominating and corporate governance committee applies the criteria specified in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our Corporate Governance Guidelines also provide that an objective of our board composition is to bring to our company a variety of perspectives and skills derived from high quality business and professional experience. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names and number of shares beneficially owned, together with appropriate biographical information and background materials, to our nominating and corporate governance committee, c/o Corporate Secretary, Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of our nominating and corporate governance committee or our board, by following the procedures set forth under “Stockholder Proposals for 2009 Annual Meeting.” If our board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for our next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the by-laws will not be included in our proxy statement or proxy card for our next annual meeting.

Communicating with the Independent Directors

Our board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances, our lead director, with the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to other directors as he considers appropriate.

Stockholders who wish to send communications on any topic to our board should address such communications to Board of Directors, c/o Corporate Secretary, Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A current copy of the code is posted on our website, www.airvana.com.

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, our audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of our audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by our audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually. As appropriate for the circumstances, our audit committee, and as applicable, its chairman, review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify a transaction only if it determines that, under all of the circumstances, the transaction is not inconsistent with the best interests of Airvana. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter and consistent with our policies.

Related Person Transactions with Qualcomm Incorporated

In fiscal year 2007, we paid Qualcomm an aggregate of approximately $1,116,000 in up-front license payments, royalties and component purchases under our license and supply agreements with Qualcomm. In addition, in fiscal year 2007, Qualcomm paid us approximately $46,000 for a prototype purchase. We believe that these transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Report of the Audit Committee of the Board of Directors

Our audit committee has reviewed our audited financial statements for the fiscal year ended December 30, 2007 and has discussed these financial statements with our management and Ernst & Young LLP, our independent registered public accounting firm.

Our audit committee has also received from, and discussed with, Ernst & Young LLP various communications that our independent registered public accounting firm is required to provide to our audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which requires an issuer’s independent registered public accounting firm to provide the issuer’s audit committee with additional information regarding the scope and results of the issuer’s audit, including the independent registered public accounting firm’s responsibilities under generally accepted auditing standards, significant issues or disagreements concerning the issuer’s accounting practices or financial statements, significant accounting policies, significant accounting adjustments, alternative accounting treatments, accounting for significant unusual transactions, and estimates, judgments and uncertainties.

In addition, Ernst & Young LLP provided our audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and our audit committee has discussed with Ernst & Young LLP its independence.

In this context, our audit committee members meet regularly with Ernst & Young LLP and our management (including private sessions with Ernst & Young LLP and members of management separately) to discuss any matters that our audit committee believes should be discussed. Our audit committee conducts a meeting each quarter to review Airvana’s financial statements prior to the public release of earnings.

Based on its discussions with management and Ernst & Young LLP, and its review of the representations and information provided by management and Ernst & Young LLP, our audit committee recommended to the board that the audited financial statements be included in Airvana’s Annual Report on Form 10-K for the year ended December 30, 2007. Our audit committee also recommended to our board, and our board has approved, subject to stockholder ratification, the selection of Ernst & Young LLP as Airvana’s independent registered public accounting firm for the fiscal year ending December 28, 2008.

By the audit committee of the board of directors of Airvana, Inc.

Respectfully submitted,

Robert P. Badavas (Chair)
Gururaj Deshpande, Ph.D.
Anthony S. Thornley

Principal Accountant Fees and Services

The following table summarizes the fees of our independent auditors, Ernst & Young LLP, an independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services:

Nature of Service	2007 Fees	2006 Fees

Audit Fees(1)	$1,584,000	$328,000
Audit-Related Fees(2)	$—	$120,000
Tax Fees(3)	$95,000	$101,000
All Other Fees	$—	$—

(1)	“Audit Fees” consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, services in connection with our public stock offering and other professional services provided in connection with regulatory filings or engagements.

(2)	“Audit-Related Fees” consist of fees for services related to accounting consultations and advice.

(3)	“Tax Fees” consist of fees for tax compliance and tax consultations. Our audit committee pre-approved all fees constituting “Tax Fees” in fiscal 2007.

Pre-Approval Policies and Procedures

Our audit committee is required to pre-approve all audit services to be provided to us, whether provided by our principal independent auditors or other firms, and all other services to be provided to us by our independent auditors, except that de minimis non-audit services may be approved in accordance with applicable SEC rules.

Executive Officers Who Are Not Directors

Information as of March 31, 2008 regarding our executive officers who are not also directors is set forth below.

Name	Age	Position(s)

Peter C. Anastos	46	Vice President, General Counsel and Secretary
David P. Gamache	50	Vice President of Finance and Operations and Treasurer
Jeffrey D. Glidden	57	Vice President, Chief Financial Officer
David J. Nowicki	42	Vice President of Marketing and Product Management
Luis J. Pajares	47	Vice President, Worldwide Sales and Services
Mark W. Rau	49	Vice President, Engineering

Peter C. Anastos.  Mr. Anastos has served as our Vice President, General Counsel since July 2005 and as our Secretary since May 2007. Prior to joining Airvana, Mr. Anastos was Vice President, General Counsel and Secretary at Avici Systems, Inc., a high speed wireline IP routing equipment and software provider, from July 2000 to July 2005.

David P. Gamache.  Mr. Gamache has served as our Vice President of Finance and Operations since December 2005 and our Treasurer since May 2007. He served as our Chief Financial Officer from December 2000 to December 2005.

Jeffrey D. Glidden.  Mr. Glidden has served as our Vice President, Chief Financial Officer since December 2005. Prior to joining Airvana, Mr. Glidden was employed at RSA Security Inc., an e-security company specializing in user authentication systems and encryption technology, where he was Senior Vice President, Finance and Operations from July 2002 to December 2005, Chief Financial Officer from September 2002 to December 2005 and Treasurer from October 2002 to December 2005.

David J. Nowicki.  Mr. Nowicki has served as our Vice President of Marketing and Product Management since November 2006. Prior to joining Airvana, Mr. Nowicki served as Vice President, Marketing & Product Management at Bytemobile, Inc., a mobile data services infrastructure provider, from January 2002 to November 2006.

Luis J. Pajares.  Mr. Pajares has served as our Vice President, Worldwide Sales and Services since May 2003. Prior to joining Airvana, Mr. Pajares was employed by Inet Technologies, Inc., a provider of communications software products, where he served as Senior Vice President, Sales and Marketing, from September 1999 to May 2003.

Mark W. Rau.  Mr. Rau has served as our Vice President, Engineering since September 2004. Prior to joining Airvana, Mr. Rau served as the Vice President of Engineering for Carrius Technologies, Inc., a communications infrastructure company, from June 2003 to September 2004, and he served as Senior Vice President of Engineering at SOMA Networks, Inc., a broadband wireless access company, from June 2000 to June 2003.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Our compensation committee oversees the compensation of all of our executive officers. In this capacity, our compensation committee designs, implements, reviews and approves all compensation for our chief executive officer and other named executive officers. The goal of our compensation committee is to ensure that our compensation program is aligned with our business goals and objectives and that the total compensation paid to each of our executive officers is fair, reasonable and competitive.

Compensation Objectives and Philosophy

Our compensation program is designed to attract and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, our compensation program is intended to reward the achievement of specified, predetermined goals and to align our executives’ interests with those of our stockholders in order to attain the ultimate objective of increasing stockholder value. In determining our executive officer compensation, we consider generally available compensation data from companies in our industry that we believe are generally comparable to us in terms of size, organizational structure and growth characteristics, and against which we believe we compete for executive talent. This peer group of companies is reviewed and approved by our compensation committee periodically. From time to time, we also engage outside executive compensation consultants to assist our compensation committee in its review of our compensation program and in implementing any changes or additions to our compensation mix.

In general, we intend to implement total compensation packages for our executive officers that are in line with the median competitive levels of comparable public companies.

Elements of Compensation

The primary elements of our executive compensation program are:

•	base salary;

•	cash bonuses;

•	equity incentive awards; and

•	benefits and other compensation.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our compensation committee, after reviewing market and peer group information provided by management, and periodically through an outside executive compensation consultant, determines subjectively what it believes to be an appropriate level and mix of various compensation components. In determining total compensation, we try to balance long-term equity and short-term cash compensation by offering reasonable base salaries and opportunities for growth through our equity incentive awards.

Determining and Setting Executive Compensation

Our compensation committee determines executive compensation after carefully reviewing overall company performance and performing a detailed evaluation of each executive’s annual performance against established company and individual goals. Our compensation committee has implemented an annual performance review program for our executives under which annual corporate and individual performance goals are finalized and set forth in writing during the first quarter of each fiscal year. Annual corporate goals are proposed by our management and approved by our board. Individual goals focus on contributions that facilitate the achievement of corporate goals and are proposed by each executive and approved by our president and chief executive officer. Our compensation committee approves the individual goals for our president and chief executive officer. Increases in base salary, equity incentive awards and cash bonuses, if any, are tied to the achievement of these corporate and individual performance goals. During the first quarter of each fiscal year, our management evaluates our corporate performance and each executive’s individual performance, as compared to the goals for the previous fiscal year. Based on this evaluation, our president and chief executive officer recommends to our compensation committee any annual executive salary increases, cash bonuses and equity incentive awards. Our president and chief executive officer’s individual performance evaluation is conducted by our compensation committee, which also determines whether to change his base salary or grant cash bonuses or equity incentive awards. Equity incentive awards in the form of stock options typically are granted at our board’s first meeting of each year. Any changes in base salary are effective at the beginning of the second fiscal quarter of the year.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In the fourth quarter of 2006, our compensation committee retained an independent compensation consultant, Wilson Group, Inc., to evaluate certain aspects of our compensation practices and provide general information relating to compensation practices in our industry. To provide our compensation committee with additional information regarding industry compensation, the Wilson Group collected data and calculated a summary compensation composite for our positions that matched a specified position in the following published market surveys: the Radford Executive, the Radford Benchmark, SIRS, TSG Management, Culpepper and Watson Wyatt Top Management. These surveys included companies with fewer than 1,000 employees, primarily in the high technology sector, with annual revenues generally ranging from $50.0 million to $200.0 million, some of which were located in the New England region. The purpose of the study was to provide our compensation committee with current information regarding the competitiveness of our total cash compensation, which consists of salary and bonus, compared to the market data presented in the summary composite. Equity compensation was excluded from this study. The study compared the estimated total cash compensation to be paid to certain of our executive officers in 2006 to the median compensation of each matching position in the composite group, expressed as a percentage of the market. The study indicated that when comparing the median total cash compensation of the composite group in the

50th percentile to cash compensation to be paid to our executive officers in positions matching those in the composite group, three of our named executive officers were below the median (Mr. Battat -27%, Mr. Glidden -12% and Dr. Eyuboglu -10%) and two were above the median (Mr. Nowicki +19% and Mr. Pajares +13%). Our compensation committee factored this market data into its overall compensation analysis, decided not to change the annual cash incentive bonus targets for our named executive officers and, based on performance during 2006 and for retention purposes, recommended increased annual base salaries as of April 1, 2007 as follows: Mr. Battat, to $320,000; Mr. Glidden, to $230,000; and Dr. Eyuboglu, to $250,000. Given Mr. Nowicki’s recent commencement of employment with us in November 2006 and Mr. Pajares’ commission-focused compensation structure, our compensation committee decided that no salary increases were warranted for these named executive officers. For fiscal 2007, we increased the base salaries paid to our named executive officers by an average of 13%.

In December 2007, our compensation committee engaged the Wilson Group to evaluate certain aspects of our compensation practices and provide general information relating to compensation practices in our industry, and we expect that our compensation committee periodically will engage a compensation consultant to provide advice and resources to our compensation committee.

Base Salary

We use base salary to recognize the experience, skills, knowledge and responsibilities required of each of our employees, including our executives. We typically set base salaries for our executives in our offer letter to the executive at the outset of employment. None of our executives is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, from time to time in the discretion of our board, following recommendations of our compensation committee, and consistent with our incentive compensation program objectives, we evaluate our executives’ base salaries, together with other components of compensation, for adjustment based on our assessment of their performance and compensation trends in our industry.

As discussed above, after factoring in the results of the evaluation performed by the Wilson Group during the fourth quarter of fiscal 2006 and the individual performance of our named executive officers during 2006, our board, following recommendations of our compensation committee, increased annual base salaries as of April 1, 2007 for certain of our named executive officers. Following these increases, our named executive officers’ base salaries in fiscal 2007 were as follows: Mr. Battat, $320,000; Mr. Glidden, $230,000, Dr. Eyuboglu $250,000; Mr. Nowicki, $200,000; and Mr. Pajares, $190,000.

Annual Incentive Cash Bonuses

We believe that cash bonuses are an important factor in motivating our management team as a whole and individual executives, in particular, to perform at their highest level to achieve and exceed established incentive goals. The level of bonus pay for each named executive officer is recommended by our compensation committee and approved by our board, and is related to the achievement of company performance goals, which consist of financial, operational and strategic objectives, and departmental goals, which are tailored to specified activities appropriate to the individual role fulfilled by the named executive officer within our organization. We believe achievement of these goals will improve short-term operational financial results and long-term growth and stockholder value consistent with the interests of our stockholders. Annual incentive cash bonus payments generally are made in February of each year following the fiscal year of performance in a lump sum, in cash, as a means to reward more immediately annual performance.

In fiscal 2007, our board approved specific company-related performance goals and departmental goals upon which the bonus of Mr. Battat and our other named executive officers in respect of performance during fiscal 2007 would be determined. These company performance objectives consisted of: sales, operating income and cash flow targets; product development milestones; new customers; and strategic objectives. Our 2007 departmental goals, which are detailed below, were designed to balance strategic and tactical objectives for each named executive officer. The departmental goals are intended to be the result of a sustained focused effort on the part of each named executive officer, and we expect that, in normal circumstances, each named executive officer would achieve substantially all of their goals, and may overachieve a subset of those goals.

Annual cash incentive bonus targets are set by our compensation committee as a percentage of each named executive’s base salary. For Mr. Battat, in fiscal 2007, this target percentage was 35% of base salary. For our other named executives, except for our Vice President, Worldwide Sales and Technical Services, in fiscal 2007, it was 30%. Mr. Battat’s bonus is based entirely on the achievement of company performance goals, while the bonuses of the other named executive officers, except for our Vice President, Worldwide Sales and Technical Services, are designed to be based 60% on the achievement of company performance goals and 40% on the achievement of their respective departmental goals. Our compensation plan also provides for an additional bonus amount if stretch performance objectives are achieved or exceeded. Assuming that all company stretch performance objectives and all departmental stretch objectives are met, subject to the discretion of our board, Mr. Battat would receive a bonus equal to 70% of his base salary, and our other named executive officers, except for our Vice President, Worldwide Sales and Technical Services, would receive bonuses equal to 60% of their respective base salaries. Stretch performance objectives are objectives that are set at levels higher than target amounts established for each company and departmental objective. Our compensation committee believes that each stretch performance objective is aggressive, but attainable by us and by each named executive officer. The maximum annual cash incentive bonus for each named executive officer, except for our Vice President, Worldwide Sales and Technical Services, is three times the predetermined target percentage of base salary if all company stretch performance objectives and all departmental stretch objectives are exceeded by an amount equal to the amount the stretch objectives exceed the targets established for such Company and departmental objectives.

In determining Mr. Battat’s fiscal 2007 bonus, our board reviewed his achievement relative to the company performance goals for 2007. In judging the degree to which these goals were achieved, our board made assessments of performance for each goal. Our board determined that we had overachieved and had attained or exceeded several stretch objectives with respect to our billings, operating income on billings, cash flow and milestones related to new markets and our FMC products. Our board also concluded that we had achieved EV-DO and FMC product development milestones. In addition, our board concluded that we had underachieved several FMC product and market development milestones and a billings diversification goal. Based on our board’s assessment regarding the achievement of the company’s performance goals, our board awarded Mr. Battat an incentive bonus of $140,000, 125% of his target cash incentive bonus.

In calculating the fiscal year 2007 bonus for each of Messrs. Glidden and Nowicki and Dr. Eyuboglu, our board assessed their performance in relation to each of their respective departmental objectives. Mr. Glidden’s departmental objectives related to negotiating and signing OEM agreements, developing and implementing internal controls and processes, recruiting and hiring key personnel, establishing and implementing employee performance management policies, maintaining IT network availability, facilitating patent filings and ensuring FMC manufacturing readiness. Dr. Eyuboglu’s departmental objectives consisted of developing technology standards, creating and promoting new product concepts and architectures, completing technology trials with customers, advancing EV-DO standards and acceptance of such standards by wireless operators and developing our patent portfolio. Mr. Nowicki’s departmental objectives consisted of advancing EV-DO products, obtaining technology trials with customers, negotiating and signing an OEM agreement, promoting new product architectures, issuing marketing communications and supporting our sales function.

Our board determined that Mr. Glidden met or exceeded his targets with respect to developing and implementing internal controls and processes, recruiting and hiring key personnel, establishing and implementing employee performance management policies, maintaining IT network availability, facilitating patent filings and negotiating and signing an OEM agreement. Our board determined that Mr. Glidden did not achieve his FMC manufacturing readiness goal or OEM agreement goal. Based on our board’s assessments regarding the achievement of the company’s performance goals and Mr. Glidden’s departmental objectives, our board awarded Mr. Glidden an incentive bonus of $80,000, 116% of his target cash incentive bonus. Our board determined that Dr. Eyuboglu met or exceeded his objectives with respect to developing technology standards, creating and promoting new product concepts and architectures, completing technology trials with customers, advancing EV-DO standards and acceptance of such standards by wireless operators and developing our patent portfolio. Our board determined that Dr. Eyuboglu underachieved his objectives relating to customer trials and an FMC product architecture goal. Based on our board’s assessments regarding the achievement of the company’s performance goals and Dr. Eyuboglu’s departmental objectives, our board awarded Dr. Eyuboglu an incentive bonus of $90,000, 120% of his target cash incentive bonus. Our board determined that Mr. Nowicki met or exceeded his targets with respect to advancing EV-DO products, negotiating and signing an OEM agreement, issuing marketing communications, and supporting our sales function. Our board determined that Mr. Nowicki underachieved his objectives relating to market trials and promoting new product architectures. Based on our board’s assessments regarding the achievement of the company’s performance goals and Mr. Nowicki’s departmental objectives, our board awarded Mr. Nowicki an incentive bonus of $65,000, 108% of his target cash incentive bonus.

Our Vice President, Worldwide Sales and Services, Mr. Pajares, was not compensated on the same general basis as our other named executive officers with respect to his fiscal year 2007 cash bonus. Instead, Mr. Pajares was entitled to receive commissions, paid monthly, based on aggregate billings to an OEM customer. For fiscal 2007, Mr. Pajares’ commissions target was $51,000. Payment of commissions was determined by multiplying our aggregate billings amount to an OEM customer by a fraction, the numerator of which was commission at quota, and the denominator of which was assigned quota. There was no maximum payout for sales commissions in 2007. Mr. Pajares was also entitled to an annual incentive bonus of $119,000, the payment of which was based on predetermined strategic objectives that consisted of goals relating to FMC bookings, FMC and EV-DO market and lab trials, advancing EV-DO business and negotiating and signing new OEM agreements. Mr. Pajares’ maximum annual incentive bonus was $238,000. Our board determined that Mr. Pajares met or exceeded certain targets with respect to EV-DO and FMC lab trials, advancing EV-DO business and negotiating and signing new OEM agreements. Our board determined that Mr. Pajares had underachieved objectives related to EV-DO and FMC bookings and EV-DO and FMC market trials. We paid Mr. Pajares commissions totaling $53,746 in fiscal 2007, and awarded him an incentive bonus of $104,254.

Equity Incentive Awards

Our equity award program is our primary vehicle for offering long-term incentives to our executives. We typically have made equity awards to our executives in the form of stock options. Prior to our initial public offering in July 2007, our executives were eligible to participate in our 2000 Stock Incentive Plan, and following the completion of our initial public offering, we began to grant our executives stock-based awards pursuant to our 2007 Stock Incentive Plan. Under our 2007 Stock Incentive Plan, executives are eligible to receive grants of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of our compensation committee.

Although we do not have any equity ownership guidelines for our executives, we believe that equity grants provide our executives with a direct link to our long-term performance, create an ownership culture, and align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our objective of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. We believe that the long-term performance of our business is improved through the grant of stock-based awards. In determining the size of equity grants to our executives, our board has considered comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management.

We typically make an initial equity award of stock options to new executives in connection with the start of their employment. Grants of equity awards, including those to executives, are all approved by our board and are granted based on the fair market value of our common stock. Historically, the equity awards we granted to our executives have vested as to 20% of such awards after one year and in equal quarterly installments over the succeeding four years. This vesting schedule is consistent with the vesting of stock options granted to other employees. When we adopted our 2007 Stock Incentive Plan in May 2007, our board shortened the vesting schedule for equity awards so that 25% of an award would vest after one year and thereafter in equal quarterly installments over the succeeding three years.

In fiscal 2007, our board did not grant any equity awards to any of our named executive officers. At the discretion of our board and compensation committee, we expect to approve annually new equity awards to our executive officers and employees consistent with our incentive compensation program objectives.

We do not have a program, plan or practice of selecting grant dates for equity compensation to our executive officers in coordination with the release of material non-public information. Equity award grants are made from time to time in the discretion of our board and compensation committee consistent with our incentive compensation program objectives.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including medical and dental insurance, life and disability insurance and a 401(k) plan. Other benefits we offer to all full-time employees include programs for job-related educational assistance. Other than our patent bonus and employee referral programs, in which our corporate officers are not eligible to participate, executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other full-time employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to a company’s chief executive officer and its four other most highly paid executive officers. Qualified performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential effects of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in our best interest and that of our stockholders.

Summary Compensation Table

The following table sets forth the total compensation paid or accrued for the fiscal year 2007 and fiscal year 2006 to our named executive officers:

				Non-Equity
			Option	Incentive Plan	All Other
	Fiscal	Salary	Awards(1)	Compensation	Compensation(2)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Randall S. Battat	2007	300,500	116,001	140,000	1,598	558,099
President and Chief Executive Officer	2006	231,000	38,808	150,000(3)	923	420,731
Jeffrey D. Glidden	2007	223,750	54,018	80,000	7,129	364,897
Vice President, Chief Financial Officer	2006	202,750	53,976	90,000(3)	119,707(5)	466,433
Luis J. Pajares	2007	190,000	42,060	183,022	5,453	420,535
Vice President, Worldwide Sales and Services	2006	186,500	26,271	204,831(4)	814	418,416
Vedat M. Eyuboglu, Ph.D.	2007	241,250	31,136	90,000	8,536	370,922
Vice President, Chief Technological Officer	2006	210,000	15,420	100,000(3)	1,213	326,633
David J. Nowicki	2007	200,000	224,259	65,000	5,398	494,657
Vice President of Marketing and Product Management

(1)	The amounts reported in the Option Awards column represent the compensation expense, without any reduction for risk of forfeiture, for financial reporting purposes, of grants of options to each of the named executive officers, calculated in accordance with the provisions of SFAS 123R. The assumptions we used in calculating these amounts are included in Note 10 of our audited financial statements for fiscal year 2007, included in our Annual Report on Form 10-K, filed with the SEC on March 7, 2008. We made no awards to any of our named executive officers in fiscal year 2007. To see the value actually received by the named executive officer in fiscal year 2007, see the 2007 Option Exercises and Stock Vested Table below.

The amounts reported in the 2007 Summary Compensation Table for these option awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on our actual operating performance, stock price fluctuations and the named executive officer’s continued employment.

(2)	The amounts reported in the All Other Compensation column reflect, for each named executive officer, the sum of (i) the incremental cost to us of all perquisites and other personal benefits; (ii) the amount we contributed to our 401(k) plan in respect of such executive officer; (iii) the dollar value of medical and life insurance premiums paid by us on behalf of each of the named executive officers; (iv) other discretionary cash awards; (v) with respect to Mr. Nowicki, a $50,000 cash payment upon his commencement with the Company; and (vi) with respect to Dr. Eyuboglu, compensation received in consideration of patent development work.

(3)	The amounts shown were paid to each of Messrs. Battat and Glidden and Dr. Eyuboglu in February 2007 for achievement during 2006 of specified corporate performance and departmental objectives pursuant to our management bonus plan.

(4)	Consists of sales commissions earned by Mr. Pajares and payments to Mr. Pajares upon the achievement of predetermined strategic objectives during fiscal 2006.

(5)	Includes $118,086 representing the difference between the fair value of the shares of our Series D preferred stock, as determined by our board, purchased by Mr. Glidden in January 2006, and the purchase price that he paid for such shares.

Grants of Plan-Based Awards

We did not grant any equity-based awards to any of our named executive officers during fiscal year 2007.

Information Relating to Equity Awards and Holdings

The following table sets forth information regarding outstanding stock options held by our named executive officers at December 30, 2007:

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercisable
	Unexercised Options	Options	Option Exercise
	Exercisable (1)	Unexercisable (1)	Price (1)	Option Expiration
Name	(#)	(#)	($)	Date

Randall S. Battat	346,755	115,585(2)	1.081	3/1/2014
President and Chief	23,117	69,350(3)	2.433	8/20/2016
Executive Officer
Jeffrey D. Glidden	388,366	258,910(4)	2.163	12/12/2015
Vice President, Chief
Financial Officer
Luis J. Pajares	803,315	92,469(5)	0.865	6/2/2013
Vice President, Worldwide	11,558	34,675(3)	2.433	8/20/2016
Sales and Services
Vedat M. Eyuboglu, Ph.D.	173,377	57,793(2)	1.081	3/1/2014
Vice President, Chief	11,558	34,676(3)	2.433	8/20/2016
Technological Officer
David J. Nowicki	46,235	184,934(6)	6.175	11/28/2016
Vice President of Marketing
and Product Management

(1)	The number of shares underlying options and exercise prices reflect adjustments to the number of shares of common stock subject to stock options and related exercise prices resulting from the cash dividend on our capital stock that we paid in April 2007.

(2)	20% of the shares underlying this option vested as of March 2, 2005 and the remaining 80% of the shares underlying this option vest in 16 equal quarterly installments beginning on June 2, 2005.

(3)	20% of the shares underlying this option vested as of August 21, 2007 and the remaining 80% of the shares underlying this option vest in 16 equal quarterly installments beginning on November 21, 2007.

(4)	20% percent of the shares underlying this option vested as of December 12, 2006 and the remaining 80% of the shares underlying this option vest in 16 equal quarterly installments beginning on March 12, 2007.

(5)	20% percent of the shares underlying this option vested as of July 28, 2003 and the remaining 80% of the shares underlying this option vest in 16 equal quarterly installments beginning on October 28, 2004.

(6)	20% percent of the shares underlying this option vested as of November 6, 2007 and the remaining 80% of the shares underlying this option vest in 16 equal quarterly installments beginning on February 6, 2008.

2007 Option Exercises and Stock Vested

None of our named executive officers exercised any stock options during fiscal year 2007.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans (including individual compensation arrangements), which authorize the issuance of equity securities, as of December 30, 2007:

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted Average	Future Issuance
	Issued Upon Exercise of	Exercise Price of	Under Equity
	Outstanding Options	Outstanding Options	Compensation Plans(1)

Plan Category:
Equity Compensation Plans Approved by Security Holders	13,355,453	2.24	20,939,367
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	13,355,453	2.24	20,939,367

(1)	Consists of shares of our common stock available for future issuance under our 2007 Stock Incentive Plan. No awards of our common stock are available for issuance under our 2000 Stock Incentive Plan. On December 31, 2007, in accordance with the provisions of our 2007 Stock Incentive Plan, the number of shares available for issuance under our 2007 Stock Incentive Plan automatically increased by 3,177,999 shares.

Potential Payments Upon Termination or Change-in-Control

We do not have formal employment agreements with any of our named executive officers. The initial compensation of our named executive officers was set forth in an offer letter that we executed with each of them at the time their employment with us commenced. Each offer letter provides that the executive officer’s employment with us is on an at-will basis. Other than the change in control and severance benefits described below that we provided in our offer letter with Mr. Glidden, none of our named executive officers is currently party to a change in control or severance agreement with us; however, pursuant to the terms of our standard incentive stock option agreement, each of our executive officers and other employees who holds an incentive stock option is entitled to accelerated vesting of 30% of the original number of shares subject to such option immediately prior to the effective date of an acquisition, which would accelerate the final vesting date of such option by 18 months.

In our offer letter with Mr. Glidden, we agreed that in connection with an acquisition and a reduction in his responsibilities or termination of employment with or without cause, his initial option to purchase 647,276 shares of common stock that we granted to him on December 13, 2005 would be accelerated as to 40% of the original number of shares subject to such option and the final vesting date would be accelerated by 24 months. Assuming acceleration of Mr. Glidden’s outstanding stock options as of December 30, 2007, and assuming a price per share of our common stock of $5.59, which was the closing price of our common stock, as reported on the Nasdaq Global Market on such date, the value realized upon exercise of the 258,910 additional shares then available for purchase upon exercise of that accelerated option would be approximately $887,285. In addition, in the event that we are acquired and Mr. Glidden is terminated without cause in connection with such acquisition, we have agreed to continue to pay his salary and medical benefits for a period of six months thereafter. If such an acquisition were to have occurred on December 30, 2007, Mr. Glidden would have been entitled to $20,175 per month in salary and benefits for a six-month period, or $121,050 in the aggregate.

Compensation of Directors

We compensate our non-employee directors for their service on our board. We do not pay directors who are also our employees any additional compensation for their service as a director. Accordingly, Messrs. Battat and Verma and Dr. Eyuboglu do not receive any additional compensation for their service as directors.

The independent members of our board, after considering the recommendation of our nominating and corporate governance committee, establish the annual compensation for our non-employee directors. The compensation of our non-employee directors consists of cash payments and stock and option awards.

On March 22, 2007, we granted Mr. Badavas an option to purchase 75,018 shares of our common stock for $7.07 per share. On March 22, 2008, 20% of the shares of common stock subject to this option vested, and, subject to Mr. Badavas’ continued service as a director, the remaining 80% of the shares will vest in equal quarterly installments over the succeeding four years.

On June 21, 2007, we granted Mr. Thornley an option to purchase 37,509 shares of our common stock for $7.44 per share. Subject to Mr. Thornley’s continued service as a director, 25% of the shares of common stock subject to this option will vest on June 21, 2008 and the remaining 75% will vest in equal quarterly installments over the succeeding three years and, in the event of a change in control, the vesting schedule of the option will accelerate in full.

On May 22, 2007, we granted to each of Dr. Deshpande and Mr. Ferri, effective as of July 19, 2007, the date of our initial public offering, an option to purchase 37,509 shares of our common stock for $7.00 per share, the initial public offering price of our common stock. Subject to the grantee’s continued service as a director, 25% of the shares of common stock subject to these options will vest on July 19, 2008 and the remaining 75% will vest in equal quarterly installments over the succeeding three years and, in the event of a change in control, the vesting schedule of each option will accelerate in full.

In May 2007, our board approved the following compensation program for non-employee directors:

Cash Compensation.  Our non-employee directors each receive an annual cash fee of $20,000 for service as a director. Our lead director receives an additional annual fee of $15,000. Each non-employee director who serves on a committee of our board of directors receives the following additional annual cash fees:

•	chair of our audit committee — $10,000; other members — $5,000;

•	chair of our compensation committee — $5,000; other members — $2,500; and

•	chair of our nominating and corporate governance committee — $5,000; other members — $2,500.

Non-employee directors also receive reimbursement of out-of-pocket expenses incurred in connection with attending our board, committee or stockholder meetings.

Equity Compensation.  Our non-employee directors also receive equity compensation for serving as directors as follows:

•	Each new non-employee director receives an option to purchase 37,509 shares of our common stock upon his or her initial appointment or election to our board of directors. Subject to the non-employee director’s continued service as a director, this option vests over a four-year period, with 25% of the shares of common stock subject to the option vesting on the first anniversary of the date of grant and the remaining 75% vesting in equal quarterly installments over the succeeding three years. In the event of a change of control of us, the vesting schedule of the option accelerates in full. The exercise price of this option will be equal to the fair market value of our common stock on the date of grant; and

•	Each non-employee director receives an option to purchase 18,754 shares of our common stock on the date of the first meeting of our board of directors held after each annual meeting of stockholders; provided that, such non-employee director has served on our board of directors for at least six months. This option vests with respect to 50% of the shares of common stock subject to the option on the first anniversary of the date of grant and the remaining 50% vesting in equal quarterly installments over the succeeding two years, and, in the event of a change in control of us, the vesting schedule of the option will accelerate in full. The exercise price of this option will be equal to the fair market value of our common stock on the date of grant. Mr. Badavas will not receive an annual option grant until the first meeting of our board of directors held after the annual meeting of stockholders in 2009 as he joined our board in 2007 and has not yet served a full year.

The following table sets forth information concerning the compensation of our non-employee directors in fiscal year 2007:

Non-Employee Director Compensation For Fiscal 2007

	Fees Earned or		Option Awards
	Paid in Cash	Stock Awards	(1)(2)(3)	Total
Name	($)	($)	($)	($)

Hassan Ahmed, Ph.D.	11,332	—	—	11,332
Robert P. Badavas	13,599	—	76,940	90,539
Gururaj Deshpande, Ph.D.	13,599	—	47,111	60,710
Paul J. Ferri	10,199	—	47,111	57,310
Steven R. Haley	10,199	—	—	10,199
Anthony S. Thornley	18,131	—	50,826	68,957

(1)	The amounts in this column include the compensation expense for financial statement reporting purposes for the fiscal year 2007, in accordance with SFAS 123R, of stock options granted under our equity plans for service on our board, treated for accounting purposes as employee grants, and may include amounts from stock options granted in and prior to fiscal year 2007. These amounts may never be realized. The assumptions we used to calculate these amounts are included in Note 10 to our audited financial statements for fiscal year 2007 included in our Annual Report on Form 10-K, filed with the SEC on March 7, 2008.

(2)	As of December 30, 2007, our non-employee directors held the following aggregate numbers of shares under outstanding equity awards:

	Aggregate	Aggregate Number of Shares
Name	Stock Awards	Underlying Option Awards

Hassan Ahmed, Ph.D.	75,018	—
Robert P. Badavas	—	92,468
Gururaj Deshpande, Ph.D.	—	37,509
Paul J. Ferri	—	37,509
Steven R. Haley	75,018	—
Anthony S. Thornley	—	37,509

(3)	The number of shares underlying stock options granted to our non-employee directors for their service on our board during fiscal year 2007 and the grant date fair value of such stock options are as follows:

			Grant Date Fair
		Number of Shares	Value of Stock
		Underlying Stock	Option Grants in
		Option Grants in	2007
Name	Date of Grant	2007	($)

Hassan Ahmed, Ph.D.		—	—
Robert P. Badavas	3/22/2007	92,468	76,940
Gururaj Deshpande, Ph.D.	7/19/2007	37,509	47,111
Paul J. Ferri	7/19/2007	37,509	47,911
Steven R. Haley		—	—
Anthony S. Thornley	6/21/2007	37,509	50,826

(a)	The Grant Date Fair Value computed in accordance with SFAS 123R represents the SFAS 123R value of stock and options granted during 2007. The weighted-average grant date fair value per option was $5.14. The Grant Date Fair Value may never be realized.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, the members of our compensation committee were Drs. Deshpande and Ahmed and Mr. Ferri, none of whom was a current or former officer or employee of Airvana and none of whom had any related person transaction involving Airvana.

Report of the Compensation Committee

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 30, 2007.

By the compensation committee of the board of directors of Airvana, Inc.

Respectfully submitted,

Gururaj Deshpande, Ph.D. (Chair)
Hassan Ahmed, Ph.D.
Paul J. Ferri

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board of directors, divided into three classes. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of stockholders.

Our board of directors currently consists of nine members, divided into three classes as follows:

•	Vedat M. Eyuboglu, Ph.D., Steven R. Haley and Sanjeev Verma constitute a class with terms ending at the upcoming annual meeting;

•	Hassan Ahmed, Ph.D., Gururaj Deshpande, Ph.D. and Anthony S. Thornley constitute a class with terms ending in 2009; and

•	Robert P. Badavas, Randall S. Battat and Paul J. Ferri constitute a class with terms ending in 2010.

At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms are expiring. Dr. Eyuboglu and Messrs. Haley and Verma are the current directors whose terms expire at the upcoming annual meeting. Mr. Verma is nominated for re-election as a Class I director, with a term ending in 2011. Dr. Eyuboglu and Mr. Haley have decided to retire from our board and not stand for re-election.

Unless otherwise instructed in the proxy, all proxies will be voted for the election of the nominee identified above to a three-year term ending in 2011, such nominee to hold office until his successor has been duly elected and qualified. Stockholders who wish to withhold their vote for the nominee may so indicate on the proxy card. We do not contemplate that such nominee will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of another person to be designated by our board.

A plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required to elect the nominee as a director.

The Board of Directors Recommends that You Vote “FOR” the Election of
Sanjeev Verma.

PROPOSAL 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 28, 2008. This appointment is being presented to the stockholders for ratification at the annual meeting.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Although we are not required to submit the appointment to a vote of the stockholders, our board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. If the stockholders do not ratify the appointment, our audit committee will investigate the reasons for stockholder rejection and consider whether to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, our board of directors and our audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The Board of Directors Recommends that You Vote “FOR” the Ratification of Ernst
& Young LLP as our Independent Registered Public Accounting Firm for our Fiscal
Year 2008.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter that is not specifically referred to above as to which any action is expected to be taken at our annual meeting of stockholders. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2009 Annual Meeting

We must receive stockholder proposals (including director nominations) intended to be presented at our annual meeting of stockholders to be held in 2009 at our principal executive offices as follows: in the case of an election of directors, no earlier than January 22, 2009 and no later than February 21, 2009, which is not less than 90 days nor more than 120 days, respectively, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; in no event shall the adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Each stockholder’s notice for a proposal must be timely given to our Corporate Secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our by-laws, as determined by us, including: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and number of our shares which are beneficially owned by such person and (4) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act; (B) as to the stockholder giving the notice (1) such stockholder’s name and address, (2) the class and number of our shares that are owned, beneficially and of record, by such stockholder, (3) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (4) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (5) a representation whether the stockholder intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock reasonably believed by such stockholder to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials).

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

Miscellaneous

Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our annual report (without exhibits) filed with the SEC on Form 10-K for our 2007 fiscal year without charge upon written request to: Investor Relations, Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext       000000000.000000 ext
000000000.000000 ext       000000000.000000 ext
 Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 21, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/AIRV • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class I Directors:	For	Withhold	+

	01 - Sanjeev Verma term ending in 2011	☐	☐

		For	Against	Abstain

2.	To ratify the appointment by the Board of Directors of Ernst & Young LLP, an independent registered public accounting firm, as Airvana’s independent auditors for the fiscal year ending December 28, 2008.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AIRVANA, INC.

ANNUAL MEETING OF STOCKHOLDERS
To be held on May 22, 2008 at 8:00 a.m., Eastern Time
This Proxy is solicited on behalf of the Board of Directors of Airvana, Inc. (“Airvana”).
The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints each of Randall S. Battat, Jeffrey D. Glidden and Peter C. Anastos (each with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of Airvana to be held at 8:00 a.m., Eastern Time, on Thursday, May 22, 2008, at the Radisson Hotel and Suites Chelmsford, 10 Independence Drive, Chelmsford, Massachusetts, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.
You can revoke your proxy at any time before it is voted at the annual meeting by (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to the Secretary of Airvana; (iii) if you submitted a proxy through the Internet or by telephone, by submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or (iv) voting in person at the annual meeting. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity, as well as individually.
The shares of common stock of Airvana represented by this proxy will be voted as directed by the undersigned for the proposals herein proposed by Airvana. If no direction is given with respect to any proposal specified herein, this proxy will be voted FOR the proposal. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the annual meeting or any adjournment thereof.
Your vote is important. Please vote immediately.
Please vote, date and sign on reverse side and return promptly in the enclosed pre-paid envelope.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE